EXHIBIT 5.1

[BAKER BOTTS L.L.P. Letterhead]

January 23, 2004

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:            Liberty Media Corporation Registration
Statement on Form S-3

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (“Liberty”), we have examined and are familiar with the registration statement on Form S-3, File No. 333-111564 (the “Registration Statement”).  The Registration Statement relates to the resale, under the Securities Act of 1933, as amended, from time to time, of 13,304,337 shares of Liberty’s Series A common stock, par value $.01 per share (the “Shares”), by the Selling Stockholders named in the prospectus forming part of the Registration Statement (the “Prospectus”).

In rendering this opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i) the Share Exchange Agreement, dated as of August 18, 2003, as amended on December 22, 2003  (the “Share Exchange Agreement”), among Liberty and the Stockholders named therein, (ii) each of the four Noncompetition and Nonsolicitation Agreements, dated as of December 19, 2003 (the “Noncompetition and Nonsolicitation Agreements”), entered into between Liberty and the Executive named therein (collectively, the “Executives”), (iii) the Registration Rights Agreement, dated as of December 19, 2003 (the “Registration Rights Agreement”), among Liberty and the Holders named therein, (iv) the Restated Certificate of Incorporation of Liberty, as amended, and Bylaws of Liberty, as in effect on January 22, 2004, (v) records of proceedings of Liberty’s Board of Directors, including committees thereof, with respect to (a) the exchange of 12,576,968 Shares and the amount of cash specified in the Share Exchange Agreement for 8,198,016 shares of Class B common stock, par value $.01 per share, of UnitedGlobalCom, Inc. and the other transactions contemplated by the Share Exchange Agreement, (b) the issuance of 727,369 Shares to the Executives pursuant to the Noncompetition and Nonsolicitation Agreements, and (c) the filing of the Registration Statement as contemplated by the Share Exchange Agreement and the Registration Rights Agreement, and (vi) such other documents, records, certificates of public officials and officers of Liberty as we deemed necessary or advisable for the purpose of rendering this opinion.  We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us contained therein under the heading “Legal Matters.”  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.
Baker Botts L.L.P.